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                                                                     Exhibit 21

                         Subsidiaries of the Registrant

                        Roadhouse Grill-Commercial, Inc.
                      Roadhouse Grill of North Miami, Inc.
                    Roadhouse Grill of South Carolina, Inc.
                      Roadhouse Grill of Georgia, Inc.
                       Roadhouse Grill of New York, Inc.
                         Roadhouse Grill Property, L.C.